Exhibit 99.1

FOR IMMEDIATE RELEASE
THURSDAY, MARCH 20, 1997


                      FALCON BUILDING PRODUCTS, INC.
               ANNOUNCES MERGER WITH INVESTCORP AFFILIATE
                           AT $17.75 PER SHARE

CHICAGO, IL, March 20, 1997 -- Falcon Building Products, Inc. (NYSE:FB) and Investcorp, the international investment group, jointly announced today the execution of a definitive agreement providing for the merger of Falcon with an affiliate of Investcorp. The agreement provides that the owner of each outstanding share of Falcon common stock can elect either to receive $17.75 per share in cash or to retain that share. However, no more than
0.9 million shares of Falcon common stock (approximately 4% of the approximately 20 million outstanding shares) may be retained by present Falcon shareholders.

     The merger is subject to approval by a majority of Falcon's shareholders at a special meeting to be held as soon as practicable. The Board of Directors of Falcon has recommended that Falcon shareholders approve the merger. Falcon's major shareholder, who owns approximately 70% of the outstanding common stock, has also agreed to vote its shares in favor of the merger. The merger, which is valued at approximately $590 million, including approximately $225 million of indebtedness to be refinanced, is expected to close in May of this year.

     Merrill Lynch & Co. and Smith Barney Inc. acted as financial advisors to Falcon and rendered a fairness opinion to its Board of Directors.

     In connection with the transaction, all executive officers of Falcon, including William K. Hall, its President, have agreed to be employed by Falcon after the merger. Mr. Hall will be Chairman, President and Chief Executive Office of Falcon after completion of the merger.

     Christopher J. Stadler, a member of Investcorp's Management Committee, said, "Falcon is an outstanding, well-managed company. This acquisition is consistent with our philosophy of buying companies with leading market shares and trade names. As is our practice, we will work in partnership with management to continue Falcon's current growth initiatives and to provide whatever additional resources are necessary to enable the Company to achieve its potential. Bill Hall and the senior management team at Falcon are expected to be significant equity investors in the Company after the completion of the merger."

     Headquartered in Chicago, Illinois, Falcon Building Products, with 1996 annual sales of $633 million, is a leading North American manufacturer and supplier of highly engineered building products serving residential, light commercial and consumer markets. The Falcon businesses include Hart & Cooley, a manufacturer of air distribution products, Mansfield Plumbing Products, a manufacturer of china, steel and acrylic plumbing products, and DeVilbiss
Air Power, a manufacturer of air compressors, pressure washers, portable generators and accessories/tools.

     Investcorp was established in 1982. It acts both as a principal and an intermediary in international investment transactions. To date, it has completed over 60 transactions with an acquisition value of approximately
$8 billion. Investcorp and its clients currently own 14 corporate investments in North America and Europe, including Saks Fifth Avenue,
Prime Equipment, Star Markets, Simmons Company, William Carter Company, Mondi and Ebel. Previous investments include Tiffany, Gucci, Circle K and Thorn Lighting.